Exhibit 10.2

Amendment No. 1

to

Separation Agreement

March 6, 2020

Reference is hereby made to that certain Separation Agreement between Abeona Therapeutics, Inc. (the “Company”) and Steven Rouhandeh (the “Executive”), dated January 2, 2020 (the “Separation Agreement”).

WHEREAS, the Company and the Executive desire to amend the Separation Agreement,

NOW THEREFORE, the parties hereby agree as follows:

1. Section 2(b)(ii) is hereby replaced in its entirety with the following:

(ii) The Company shall, at its expense, continue your current level of health coverage under the Company’s health plan for the twenty-four (24) month period following the Separation Date (“Medical Benefit Payment”).

2. A new Section 2(c) is hereby added to the Separation Agreement:

(c) The parties hereby agree that the Company shall provide to the Executive the exclusive use of his current office at 1330 Avenue of the Americas, New York, NY (or, if the Company relocates its executive offices, a reasonably similar office) and continued use of his Company computer and email address, company phone, filing space and office services at the same level as currently in place until the later of (i) two years from the date that the Executive is no longer a Director of the Company and (ii) April 1, 2022.

ACCEPTED AND AGREED:

Abeona Therapeutics, Inc.

/s/ Mark J. Alvino
By:	Mark J. Alvino
Title:	Chair Comp. Comm

/s/ Steven H. Rouhandeh
Steven H. Rouhandeh